[LETTERHEAD OF PRICEWATERHOUSECOOPERS LLP]

                                AUDITORS' REPORT

                             To the shareholders of

                       NAVEH BUILDING AND DEVELOPMENT LTD.

We have audited the financial statements of Naveh Building and Development Ltd. (hereafter - the Company) and the consolidated financial statements of the Company and its subsidiary: balance sheets as of December 31, 1998 and 1997 and statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's Board of Directors and management. Our responsibility is to express an opinion on these financial statements based on our audits.

We did not audit the financial statements of joint ventures, whose assets constitute approximately 10.8% and 16% of total consolidated assets in 1998 and 1997 respectively and the investment in which is accounted for by the equity method (see note 4). The financial statements of the above associated company and joint ventures were audited by other auditors, whose reports have been furnished to us, and our opinion, insofar as it relates to amounts included for those companies, is based solely on the reports of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards, including those prescribed by the Israeli Auditors (Mode of Performance) Regulations, 1973. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, either due to error or to intentional misrepresentation. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Company's Board of Directors and management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The aforementioned financial statements have been prepared on the basis of historical cost adjusted to reflect the changes in the general purchasing power of Israeli currency, in accordance with pronouncements of the Institute of Certified Public Accountants in Israel. Condensed nominal Israeli currency data of the Company, on the basis of which its adjusted financial statements were prepared, are presented in note 15.
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PRICE WATERHOUSECOOPERS [LOGO]

In our opinion, based upon our audits and the reports of the other auditors referred to above, the aforementioned financial statements present fairly, in all material respects, the financial position - of the Company and consolidated
- at December 31, 1998 and 1997 and the results of operations, changes in shareholders' equity and cash flows - of the Company and consolidated - for each of the three years in the period ended December 31,1998, in conformity with generally accepted accounting principles. Also, in our opinion, the abovementioned financial statements have been prepared in accordance with the Israeli Securities (Preparation of Annual Financial Statements) Regulations, 1993.

Accounting principles generally accepted in Israel differ in certain respects from accounting Principles generally accepted in the United States. The application of the latter would have affected the determination of nominal/historical net income and shareholders' equity to the extent summarized in the attached note.


                                          /s/ Kesselman & Kesselman

Tel-Aviv, Israel                          Kesselman & Kesselman
February 21,1999                          Certified Public Accountants (Isr.)